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                                                                 Exhibit 10.1.g


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT executed December 13, 2004, by and between CENTRAL PARKING CORPORATION, a Tennessee corporation (the "Company"), and Monroe J. Carell, Jr., an individual residing in Nashville, Tennessee, (the "Executive").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                   SECTION I
                                   EMPLOYMENT

         Executive is currently employed by the Company. The Company desires to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company upon the terms and conditions provided in the Agreement.

                                  SECTION II
                         POSITION AND RESPONSIBILITIES

During the Period of Employment (as such term is defined herein below), the Executive agrees to serve as Chairman and Chief Executive Officer of the Company, and to be responsible for the typical management responsibilities expected of an officer holding such position(s) and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company (in each case consistent with past practice).

                                  SECTION III
                                TERMS AND DUTIES

         A.       Period of Employment.

         The period of Executive's employment under this Agreement will commence as of the date of this Agreement and shall continue through December 31, 2005 ("Initial Term"), subject to extension or termination as provided in this Agreement ("Period of Employment"). On each anniversary of the commencement of the Period of Employment, the period of Executive's employment shall be automatically extended for an additional one (1) year period, unless either party gives notice thirty (30) days in advance of such anniversary date of such party's intent not to extend the Period of Employment.

         B.       Duties.

         During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company, consistent with Section II above.


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                                  SECTION IV
                             COMPENSATION; BENEFITS

         For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

         A. Base Salary. The Company shall pay the Executive an annual base salary ("Base Salary") in the amount of Five Hundred and Forty-Five Thousand Dollars ($545,000). The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. The Base Salary shall be reviewed each fiscal year and shall be subject to increase according to the policies and practices adopted by the Company from time to time. For the purposes of this Agreement, "Base Salary" shall mean the amount set above and, to the extent it is subsequently increased, such increased amount.

         B. Annual Incentive Award. The Company will pay an annual incentive compensation award or bonus ("Annual Incentive Award") to the Executive in accordance with the Company's bonus plan or program providing benefits substantially similar to bonus plans as may be adopted from time to time by the Company.

         C. Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which senior executives of the Company are eligible under any existing or future plan or program established by the Company for senior executives. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include, among others, group hospitalization, health, dental care, vision, life or other insurance plans, auto allowance, profit sharing plans, 401(k) plans or other retirement plans, sick leave plans, travel or accident insurance, disability insurance, stock purchase programs and stock option or other long-term incentive plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to annual paid vacation as established by the Board of Directors of the Company and consistent with past practices.

                                   SECTION V
                                    BUSINESS

         The Company will reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

                                  SECTION VI
                                   DISABILITY

         A. In the event the Executive becomes disabled during the Period of Employment to an extent which entitles him to benefits under the Company's long-term disability benefit plan applicable to senior executive officers generally as in effect from time to time, Executive's employment shall


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terminate automatically and Executive shall be entitled to receive amounts payable pursuant to the terms of a long-term disability insurance policy or similar arrangement which the Company maintains during the Period of Employment. In this case, normal compensation will cease except for (i) earned but unpaid Base Salary,(ii) the greater of (a) the target Annual Incentive Award, or (b) the Annual Incentive Award actually earned, and (iii) any other earned but unpaid incentive plan awards, all payable on a prorated basis for the year in which the disability occurred.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

         C. The term "disability" will have the same meaning as under any long-term disability insurance provided pursuant to this Agreement or otherwise.

                                  SECTION VII
                                     DEATH

In the event of the death of the Executive during the Period of Employment, the Company's obligation to make Base Salary and bonus payments under this Agreement shall cease as of the date of death, except for (i) earned but unpaid Base Salary,(ii) the greater of (a) the target Annual Incentive Award, or (b) the Annual Incentive Award actually earned, and (iii) any other earned but unpaid incentive plan awards, all payable on a prorated basis for the year in which the Executive's death occurred.

                                 SECTION VIII
                TERMINATION; EFFECT OF TERMINATION OF EMPLOYMENT

         A. If the Executive's employment terminates due to a Without Cause Termination (as such term is defined later in this Agreement), the Company shall continue to pay to the Executive upon such termination for twenty-four (24) months, on the first day of each month, the sum of (i) his monthly Base Salary, plus (ii) an amount equal to one-twelfth (1/12) of lesser of (a) the three year average of Annual Incentive Awards that Executive received during the Company's immediately preceding three fiscal years, or (b) the target Annual Incentive Award for the fiscal year in which the termination occurs, though in no case shall the total Base Salary and bonus paid to Executive equal less than one hundred twenty-five per cent (125%) of Executive's Base Salary. Earned but unpaid Base Salary and unreimbursed expenses and unpaid Annual Incentive Award through the date of termination will also be paid in a lump sum within thirty (30) days of such the termination. In addition, the Company shall continue to provide all health care, life and other insurance benefits ("Welfare Benefits") and other payments and benefits in accordance with the Revised Deferred Compensation Agreement between the Company and Executive dated December __, 2004 (the "Revised Deferred Compensation Agreement") and shall provide outplacement assistance of up to $25,000. Payments and benefits to which the Executive is entitled under this Agreement are in


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addition to, and do not affect Executive's rights with respect to payments and benefits under the Revised Deferred Compensation Agreement.

         B. If the Executive's employment terminates due to a Termination for Cause any earned but unpaid Base Salary and unreimbursed expenses through the date of termination will be paid in a lump sum to Executive. No other payments will be made by the Company.

         C. If the Executive's employment terminates due to a voluntary termination by Executive (but not Constructive Discharge) any earned but unpaid Base Salary and unreimbursed expenses through the date of termination, earned but unpaid Annual Incentive Award through the date of termination, and any other incentive plan awards earned will all be paid in a lump sum to Executive and shall be paid within thirty days of the termination. No other payments will be made by the Company under this Agreement.

         D. Upon termination of the Executive's employment, the Period of Employment will cease as of the date of the termination and all benefits other than as specifically provided herein or in other agreements between the Executive and the Company, shall terminate on such date.

         E. The Company may terminate the Executive by complying with either Section 14 (Termination of Monroe's Employment for Cause) of the Revised Deferred Compensation Agreement or Section VIII E. 1. ("Without Cause Termination") below . Executive may terminate this Agreement at any time by providing thirty (30) days prior written notice to the Company of a voluntary termination, a termination in accordance with Section X herein, or a "Constructive Discharge" as defined below:

                  1. A "Without Cause Termination" means (i) a termination of the Executive's employment by the Company other than a Termination for Cause or other than a termination due to death or disability;
(ii) a Constructive Discharge; or (iii) the failure of the Company to renew this Agreement under Section IIIA.

                  2. A "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect, including without limitation (i) any reduction of the Executive's Base Salary or any reduction in Executive's Annual Incentive Award target or any other Company incentive plan target (except that the target may be reduced up to twenty-five per cent if it is reduced by the same percentage for all other similarly situated executive officers), or (ii) a substantial reduction of benefits (other than a reduction in benefits applicable to all employees) or (iii) the reduction in the title, authority, and/or duties of the Executive or the failure of Executive to be elected or to continue as a Director, other than isolated, insubstantial or inadvertent action that is remedied by the Company following written notice by the Executive. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.

         F. Executive shall not be required to offset against amounts due from the Company under this Section for any salary, bonus or other benefits (other than the Welfare Benefits) received by


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Executive from a third-party, and Executive shall be under no duty to mitigate by seeking or accepting another position.

                                  SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

Executive shall be subject to the covenants and agreements set forth in the Revised Deferred Compensation Agreement, including but not limited to, the covenants and agreements set forth in Sections 1.2, 1.3 and 1.4 thereof.

                                   SECTION X
                               CHANGE IN CONTROL

         A. In the event there is a Change in Control (as such term is defined below) and within the twenty four (24) month period following such event Executive terminates his employment for "Good Reason," as defined below, or is terminated due to a Without Cause Termination, the Company shall in a lump sum pay on the date of termination to the Executive the sum of (i) three times his Base Salary, plus (ii) an amount equal to three times the Executive's target Annual Incentive Award that Executive was to receive during the Company's fiscal year in which the Change in Control took place, plus (iii) a continuation of Welfare Benefits and other perquisites of employment (including payment on the date of termination of the Company portion of 401k contributions that would have been made over the subsequent three (3) years based on the Executive's compensation and Company contribution rate in effect prior to the Change in Control) for a period of three years following the termination, plus
(iv) up to $25,000 in outplacement assistance, plus (v) an amount equal to the greater of (i) the target Annual Incentive Award, or (ii) actual earned Annual Incentive Award, calculated on a pro-rated basis for the period commencing on the Change in Control for a termination in the same fiscal year in which the Change in Control occurs and commencing with the beginning of the fiscal year in which the termination occurs for a termination following a fiscal year in which there is a Change in Control and ending on the date of termination. Further, in the event of a Change in Control, the Company shall pay to Executive in a lump sum upon the Change in Control an amount equal to the greater of (i) the target Annual Incentive Award, or (ii) actual earned Annual Incentive Award calculated on a pro-rated basis for the fiscal year in which the Change in Control occurs and ending on the date of the Change in Control. In addition, in the event there is a Change in Control, (i) all unvested deferred stock units, (ii) all unvested stock options other than Special Options, as is hereafter defined, (iii) all vested but currently unexercisable special options granted on February 6, 2002 (the "Special Options"), (iv) all unvested Special Options with an accelerated vesting target price or exercise price equal to or less than the price per share established for the Company stock in the Change In Control transaction, shall immediately vest and become exercisable upon the Change in Control.

         B. For purposes of this Agreement, "Change in Control" shall mean the first to occur of the following events: (i) the consummation of a plan of liquidation with respect to the Company; (ii) the sale or other divestiture of all or substantially all of the assets (excluding the sale of assets in the ordinary course of business or sale and lease back and other transactions that are primarily a financing transaction for the Company or related to an acquisition by an employee benefit plan of the Company) of the Company, including the sale of its direct or indirect majority-owned subsidiaries;


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(iii) the acquisition by any person or affiliated group of persons as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") of thirty per cent (30%) or more of the outstanding voting power of the Company so that such person or affiliated group shall become the beneficial owner, as defined in Rule 13d-3 of the 1934 Act, directly or indirectly, of such voting power of the Company other than acquisitions by the Company, a subsidiary of the Company, an employee benefit plan of the Company, or Monroe
J. Carell, Jr. or his family members or any entity owned directly or indirectly by Mr. Carell or his family members; (iv) the consummation of a consolidation or merger of the Company with another entity, or the reorganization of the Company, unless (a) the consummation of such consolidation, merger, or reorganization would result in the stockholders of the Company immediately before such consolidation or merger owning, in the aggregate, more than seventy percent (70%) of the outstanding voting power of the surviving entity immediately after such consolidation, merger or reorganization; (b) the individuals who, as of the date hereof, constitute the Board of the Company (the "Incumbent Board") continue to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board; and (c) following the consummation of a consolidation or merger or reorganization, no person or affiliated group of persons as defined in 1934 Act owns thirty percent (30%) or more (other than Mr. Carell or his family members or any entity owned directly or indirectly by Mr. Carell or his family members) of the outstanding voting power of the Company; or (v) the members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board.

         C. Notwithstanding anything to the contrary herein, Executive shall not be entitled to receive benefits under both Sections VIII and X.

         D. Any dispute related to the benefits to be paid under this Section shall be governed by the arbitration provisions of Section XVI .

         E. "Good Reason" means the occurrence after a Change in Control of any of the events or conditions described in clauses (1) through (7) hereof:

                  1. any (i) change in the Executive's status, title, position or responsibilities (including reporting responsibilities, such as a change that requires Executive to report to another Executive), which, in the Executive's reasonable judgment, represents an adverse change from the Executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter, (ii)


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         assignment to the Executive of duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with the Executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter, or (iii) removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, in each case except in connection with the termination by the Company of the Executive's employment for death, disability, or Termination for Cause ;

                  2. a reduction in the Executive's base salary or bonus opportunity (defined as a reduction in Executive's target Annual Incentive Award; or the actual payment of less than 75% of the greater of (i) Executive's target Annual Incentive Award; or (ii) the average of the three prior Annual Incentive Awards earned by); or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within ten (10) days after the date when due;

                  3. the imposition of a requirement that the Executive be based at any place outside a 50-mile radius of the Company's current principal office, except for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control;

                  4. the failure by the Company to (i) continue in effect (without reduction in benefit level or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 180 days preceding the date of the Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (ii) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 180 days preceding the date of the Change in Control or at any time thereafter;

                  5. the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy with respect to the Company, which petition is not dismissed within sixty (60) days;

                  6. any material breach by the Company of any provision of this Agreement; or

                  7. any purported Termination for Cause of the Executive's employment by the Company which does not comply with the terms of this Agreement.

         Any event or condition described in clauses (1) through (7), or a Without Cause Termination, that occurs prior to a Change in Control but which the Executive reasonably demonstrates (a) was at the request or direction of a person (or group) who indicated the intention to, or takes steps reasonably calculated to, effect a Change in Control and who subsequently effects a Change in Control, or (b) otherwise arose in connection with, or in anticipation of, a Change in Control which subsequently occurs, will constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.


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         F.       Executive shall not be required to offset against amounts due from the Company under this Section for any salary, bonus or other benefits (other than the welfare benefits) received by Executive from a third-party, and Executive shall be under no duty to mitigate by seeking or accepting another position.

                                  SECTION XI
                               WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company, its affiliates and the Executive except for the Revised Deferred Compensation Agreement.

                                  SECTION XIV
                    CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used will mean the other entity and this Agreement shall continue in full force and effect. In the event that the Company is involved in a transaction that if consummated would constitute a Change in Control, the Executive agrees to use his good faith efforts consistent with his duties as a director, officer or employee to cooperate with the Company, and as directed by the board of directors, the potential acquirer, in the due diligence process related thereto. In the event that there is a Change in Control and the Executive thereafter terminates his employment for "Good Reason" or voluntarily resigns, the Executive agrees to remain with the Company for a period of time after the date of such termination or resignation as requested by the Company or its acquirer, not to exceed three (3) months from the date of such termination or resignation, provided that the Company has paid to Executive all amounts due to him in connection with such termination or resignation, together with an additional amount equal to three months Base Salary and pro rated Annual Incentive Award together with all employment benefits and perquisites ("Transition Payment"). In the event that the Company or acquirer does not request Executive to remain after Executive's termination for Good Reason or resignation, then the Company shall pay Executive the Transition Payment in a lump sum upon his departure.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the


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party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                  SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state, without regard to conflict of law doctrines. Executive and the Company unconditionally submit to the jurisdiction of the courts of the State of Tennessee with respect to all matters relating to or arising from this Agreement, except to the extent that an issue is subject to arbitration as provided herein. Any dispute among the parties hereto shall be settled by final and binding arbitration in accordance with Section 22 of the Revised Deferred Compensation Agreement

                                  SECTION XVII
                                    NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

         (a) If to the Company, at 2401 21st Avenue South, Suite 200, Nashville, TN 37212, Attention: General Counsel, or at such other address as may have been furnished to the Executive by the Company in writing; or

         (b) If to the Executive, at 4432 Tyne Boulevard, Nashville, Tennessee 37215, or such other address as may have been furnished to the Company by the Executive in writing.

                                 SECTION XVIII
                               BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                        CENTRAL PARKING CORPORATION


                                        By: /s/ CECIL CONLEE
                                           ------------------------------------
                                           Cecil Conlee
                                        Title: Chairman, Compensation Committee


                                        EXECUTIVE:

                                        /s/ MONROE CARELL JR.
                                        ---------------------------------------


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